Herman Miller Reports Adjusted Earnings Growth of 23% in the Third Quarter of FY2013
Webcast to be held Thursday, March 21, 2013, at 9:30 AM EDT

Release	Immediate
Date	March 20, 2013
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its third quarter ended March 2, 2013. The company reported net sales in the quarter of $423.5 million, an increase of 5.9% from the same quarter last fiscal year. New orders in the third quarter were $382.2 million, 6.0% higher than the prior year period. Sequentially, net sales in the quarter decreased 4.1% from the second quarter of this fiscal year, while orders declined 19.7% over the same period. The sequential reductions in sales and orders are generally consistent with average historical seasonal patterns for the business.
Herman Miller reported third quarter diluted earnings per share of $0.28, compared to $0.26 per share in the same period of fiscal 2012. The company’s earnings in the quarter were reduced by expenses associated with the previously announced strategy to terminate its domestic defined benefit pension plans. Excluding these expenses, which were in-line with company expectations coming into the period, adjusted diluted earnings per share in the third quarter of fiscal 2013 were $0.32. The adjusted third quarter earnings per share increased 23.1% from the same quarter in fiscal 2012.
Brian Walker, Chief Executive Officer, stated, “Our sales growth this quarter, combined with strong gross margins, helped drive a solid improvement in adjusted earnings from a year ago. While we are pleased with the overall results, net sales and orders fell short of our expectations. The shortfall was primarily driven by the difficult environment in key economies outside the U.S. and declines in business with the U.S. federal government, including within the healthcare sector. We did, however, offset these negative factors with year-over-year growth in the balance of our North American business. This improvement was complemented by double-digit sales growth within our Specialty and Consumer segment and growth in emerging markets driven by the acquisition of POSH. We are encouraged by the relative strength in the commercial sector of our North American business and in the overall progress we’re making in emerging markets and our Specialty and Consumer segment.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Nine Months Ended
	3/2/13	3/3/12	% Chg.	3/2/13 (39 wks)	3/3/12 (40 wks)	% Chg.
Net Sales	$423.5	$399.8	+5.9	$1,315.0	$1,303.5	+0.9
Gross Margin %	34.1%	33.6%	N/A	33.7%	33.8%	N/A
Operating Expenses	$117.0	$108.9	+7.4	$362.2	$332.8	+8.8
Restructuring Expenses	–	–	N/A	$1.2	–	N/A
Operating Earnings %	6.5%	6.3%	N/A	6.0%	8.3%	N/A
Adj. Operating Earnings %*	7.4%	6.3%	N/A	8.0%	8.3%	N/A
Net Earnings	$16.5	$14.9	+10.7	$44.8	$63.2	-29.1
Earnings per share–diluted	$0.28	$0.26	+7.7	$0.76	$1.08	-29.6
Adj. Earnings per share–diluted*	$0.32	$0.26	+23.1	$1.03	$1.08	-4.6
Orders	$382.2	$360.5	+6.0	$1,310.0	$1,281.9	+2.2
Backlog	$266.6	$243.8	+9.4

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Third Quarter Fiscal 2013 Financial Results

Sales within Herman Miller’s North American reportable segment of $285.4 million were up 1.8% from the prior year. New orders in the third quarter totaled $267.5 million, reflecting an increase of 8.1% from the same period last fiscal year.

The non-North American reportable segment reported net sales of $90.8 million for the quarter. This represents a 16.7% increase from the year ago period. New orders in the quarter of $80.8 million were up 2.9% on a year-over-year basis. The growth in revenue and orders was driven by the acquisition of POSH Office Systems, Ltd., which the company acquired in April 2012.

The Specialty and Consumer segment posted net sales in the third quarter of $47.3 million, a 13.4% improvement over the same quarter last fiscal year. Segment orders decreased 1.9% on a year-over-year basis.

As previously announced, Herman Miller is moving toward the formal termination of its U.S. defined benefit pension plans in favor of a new defined contribution retirement program. The company’s results in the third quarter include expenses associated with this transition as well as pre-tax expenses of $4.0 million relating to the “legacy” defined benefit pension plans which are frozen and scheduled for future termination. Approximately $3 million of the legacy expenses recognized in the quarter are recorded within Operating Expenses, with the balance included in Cost of Sales. For segment reporting purposes, $3.8 million of these legacy expenses are reflected in the company’s North American Furniture Solutions business segment. The remaining portion is included in the Specialty & Consumer segment.

Herman Miller’s consolidated gross margin in the third quarter was 34.1%. Excluding legacy pension expenses, gross margin in the period was 34.3%, representing a 70 basis-point improvement over the third quarter of fiscal 2012. Favorable product and channel mix, improved labor productivity, and lower commodity costs drove the majority of this year-over-year margin increase. The company’s consolidated gross margin improved approximately 50 basis-points relative to the second quarter of this fiscal year.
Greg Bylsma, Chief Financial Officer, stated, “We’re very pleased with our gross margin performance this quarter, especially considering that net sales were lower than expected. Our investments in strategic growth initiatives, in both higher margin product categories and market segments, are having a positive impact. We were also pleased with the outstanding efforts of our production teams, who were effective in managing volume fluctuations throughout the quarter.”

Operating expenses in the third quarter were $117.0 million compared to $108.9 million in the same quarter last fiscal year. Excluding the impact of legacy pension costs, operating expenses in the third quarter of fiscal 2013 were approximately $113 million. The increase from the prior year relates primarily to higher spending in the areas of marketing and new product development and the addition of POSH, which was not included in the prior year results. Excluding the impact of legacy pension costs, operating expenses in the third quarter increased $1.7 million from the second quarter of this fiscal year.
Herman Miller’s effective income tax rate in the third quarter was 29.4% compared to 30.3% in the same quarter last fiscal year. The lower rate in the current year third quarter resulted primarily from benefits recognized in connection with legislation to extend the R&D tax credit, which was signed into law in January of this year.
The company ended the third quarter with total cash of $198.1 million, an increase of $12.4 million from the beginning of the quarter. Cash flow generated from operations in the third quarter was $30.0 million compared to a $43.7 million in the same period last fiscal year.

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2013 to be in the range of $430 million to $450 million. This would represent an increase of between 2% and 7% from the fourth quarter of fiscal 2012. Diluted earnings per share in the period are expected to range between $0.30 and $0.34. This earnings guidance includes the impact of additional legacy pension expenses, which are expected to total approximately $4 million, before tax, in the fourth quarter. Excluding the impact of legacy pension, adjusted earnings per share in the quarter are expected to range between $0.34 and $0.38.
Mr. Walker concluded, “While there are an increasing number of positive indicators for the economy and our industry, lingering uncertainties and some clear challenges remain. Regardless, we will continue to focus on our strategic priorities, confident in our direction and energized by the evident progress in growing our business in new and profitable directions.”

The company announced a live webcast to discuss the results of the third quarter of fiscal 2013 on Thursday, March 21, 2013, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company’s reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(Dollars in millions)	Three Months Ended		Nine Months Ended
	3/2/13	3/3/12	3/2/13 (39 wks)	3/3/12 (40 wks)
Net Sales:
North American Furniture Solutions	$285.4	$280.2	$910.4	$932.4
Non-North American Furniture Solutions	90.8	77.8	278.2	250.2
Specialty and Consumer	47.3	41.8	126.4	120.9
Corporate	–	–	–	–
Total	$423.5	$399.8	$1,315.0	$1,303.5

Operating Earnings (Loss):
North American Furniture Solutions	$16.2	$16.4	$52.7	$73.2
Non-North American Furniture Solutions	5.6	5.3	15.7	23.7
Specialty and Consumer	5.7	3.9	12.1	11.7
Corporate	(0.10)	(0.30)	(1.30)	(0.80)
Total	$27.4	$25.3	$79.2	$107.8

(Dollars in millions)	Three Months Ended		Nine Months Ended
Operating Earnings (Loss) – Excluding Legacy Pension Expenses:	3/2/13	3/3/12	3/2/13 (39 wks)	3/3/12 (40 wks)
North American Furniture Solutions (1)	$20.0	$16.4	$75.8	$73.2
Non-North American Furniture Solutions	5.6	5.3	15.7	23.7
Specialty and Consumer (2)	5.9	3.9	13.5	11.7
Corporate	(0.10)	(0.30)	(1.30)	(0.80)
Total	$31.4	$25.3	$103.7	$107.8

(1)	Excludes $3.8 million and $23.1 million of pre-tax legacy pension expenses in the three and nine month periods of fiscal 2013, respectively.

(2)	Excludes $0.2 million and $1.4 million of pre-tax legacy pension expenses in the three and nine month periods of fiscal 2013, respectively.

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and transition-related expenses, including amortization and settlement expenses relating to defined benefit pension plans that we intend to terminate. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.

Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended 3/2/13	Nine Months Ended 3/2/13
Earnings per Share – Diluted	$0.28	$0.76
Add: Restructuring Expenses	−	0.01
Add: Legacy Pension Expenses	0.04	0.26
Adjusted Earnings per Share – Diluted	$0.32	$1.03

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(Dollars in millions)
	Three Months Ended 3/2/13	Nine Months Ended 3/2/13
Operating Earnings	$27.4	$79.2
Add: Restructuring Expenses	−	1.2
Add: Legacy Pension Expenses	4.0	24.5
Adjusted Operating Earnings	$31.4	$104.9

The following provides a reconciliation of Earnings per Share guidance provided by Herman Miller for the fourth quarter of fiscal 2013. The table below reconciles the expected range of Earnings per Share to Adjusted Earnings per Share for the period.

	Q4 Earnings Guidance
	Low	High
Earnings per Share – Diluted	$0.30	$0.34
Add: Legacy Pension Expenses	0.04	0.04
Adjusted Earnings per Share – Diluted	$0.34	$0.38

About Herman Miller
Herman Miller works for a better world around you—with inspiring designs, inventive technologies and strategic services that help people do great things and organizations to perform at their best, improving the human experience wherever people work, heal, learn, and live. Its award-winning products and services generated more than $1.7 billion in revenue in fiscal 2012. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global company. A past recipient of the Smithsonian Institution's Cooper-Hewitt "National Design Award,” in 2012, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension amortization and settlement expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended March 2, 2013, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	March 2, 2013		March 3, 2012
Net Sales	$423.5	100.0%	$399.8	100.0%
Cost of Sales	279.1	65.9%	265.6	66.4%
Gross Margin	144.4	34.1%	134.2	33.6%
Operating Expenses	117.0	27.6%	108.9	27.2%
Restructuring Expenses	−	−	−	−
Operating Earnings	27.4	6.5%	25.3	6.3%
Other Expenses, net	4.1	1.0%	3.9	1.0%
Earnings Before Income Taxes	23.3	5.5%	21.4	5.4%
Income Tax Expense	6.8	1.6%	6.5	1.6%
Net Earnings	$16.5	3.9%	$14.9	3.7%
Earnings Per Share – Basic	$0.28		$0.26
Weighted Average Basic Common Shares	58,450,601		58,215,396
Earnings Per Share – Diluted	$0.28		$0.26
Weighted Average Diluted Common Shares	58,882,777		58,493,856

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended
	March 2, 2013 (39 wks)		March 3, 2012 (40 wks)
Net Sales	$1,315.0	100.0%	$1,303.5	100.0%
Cost of Sales	872.4	66.3%	862.9	66.2%
Gross Margin	442.6	33.7%	440.6	33.8%
Operating Expenses	362.2	27.5%	332.8	25.5%
Restructuring Expenses	1.2	0.1%	−	−
Operating Earnings	79.2	6.0%	107.8	8.3%
Other Expenses, net	13.0	1.0%	14.0	1.1%
Earnings Before Income Taxes	66.2	5.0%	93.8	7.2%
Income Tax Expense	21.4	1.6%	30.6	2.3%
Net Earnings	$44.8	3.4%	$63.2	4.8%
Earnings Per Share – Basic	$0.77		$1.09
Weighted Average Basic Common Shares	58,380,853		58,144,031
Earnings Per Share – Diluted	$0.76		$1.08
Weighted Average Diluted Common Shares	58,749,485		58,414,707

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	March 2, 2013 (39 wks)	March 3, 2012 (40 wks)

Net Earnings	$44.8	$63.2
Cash Flows provided by Operating Activities	77.3	82.4
Cash Flows used for Investing Activities	(40.90)	(6.20)
Cash Flows used for Financing Activities	(9.80)	(0.60)
Effect of Exchange Rates	(0.70)	−
Net Increase in Cash	25.9	75.6
Cash, Beginning of Period	$172.2	$142.2
Cash, End of Period	$198.1	$217.8

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	March 2, 2013	June 2, 2012
Assets
Current Assets
Cash and Cash Equivalents	$198.1	$172.2
Marketable Securities	10.2	9.6
Accounts Receivable, net	154.6	159.7
Inventories, net	66.4	59.3
Prepaid Expenses and Other	48.9	54.5
Total Current Assets	478.2	455.3
Net Property and Equipment	167.8	156.0
Other Assets	230.2	227.8
Total Assets	$876.2	$839.1
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts Payable	$103.8	$115.8
Accrued Liabilities	146.2	137.9
Total Current Liabilities	250.0	253.7
Long-term Debt	250.0	250.0
Other Liabilities	83.9	87.1
Total Liabilities	583.9	590.8
Shareholders’ Equity Totals	292.3	248.3
Total Liabilities and Shareholders’ Equity	$876.2	$839.1